Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm”, “Financial Highlights for Global Capital Appreciation” and “Representations and Warranties” in the Combined Information Statement/Prospectus and to the incorporation by reference of our reports, dated December 18, 2013, of The Hartford Global Growth Fund and The Hartford Capital Appreciation II Fund included in the Annual Reports to Shareholders for the year ended October 31, 2013, in this Registration Statement for The Harford Mutual Funds, Inc. on Form N-14.

We also consent to the references to our firm under the captions “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Statements” and to the incorporation by reference of our reports, dated December 17, 2012, included in the October 31, 2012 Annual Reports to Shareholders included in the Combined Statement of Additional Information, dated March 1, 2013, of which Statement of Additional Information is incorporated by reference in this Registration Statement for The Harford Mutual Funds, Inc. on Form N-14.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
January 17, 2014